                                 EXHIBIT (a)(2)

                           JOINT ACQUISITION STATEMENT
                         PURSUANT TO RULE 13(d)-1(f)(1)


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: August 19, 1999

                                      /s/ Holcombe T. Green, Jr.
                                      ------------------------------------------
                                      Holcombe T. Green, Jr.,
                                      signing in the capacities and on behalf
                                      of each of the persons listed on
                                      Schedule I hereto.

                                   SCHEDULE I


WPS INVESTORS, L.P.
By:      HTG Corp.
         General Partner

         By:      Holcombe T. Green, Jr.
                  President


HTG CORP.
By:      Holcombe T. Green, Jr.
         President


HOLCOMBE T. GREEN, JR.
Individually